Exhibit 2(f)


                      MEXICAN FOREIGN ACQUISITION AGREEMENT

                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated as of February 27, 1998, by and among Bacou USA Safety, Inc., a Delaware corporation ("Buyer"), HOWARD S. LEIGHT & ASSOCIATES, INC. (d/b/a Howard Leight Industries), a California corporation having a place of business at 7828 Waterville Road, San Diego, California 92173 (the "Seller"), and Howard S. Leight, a resident of 6000 Cavalleri Road, Malibu, California 90265 (the "Selling Stockholder"). Capitalized terms used in this Agreement but not otherwise defined shall have the same meaning herein as defined in the Asset Purchase Agreement (as defined below).

                                    Recitals


     Buyer and Seller have entered into an Asset Purchase dated as December 31, 1997, as amended (the "Asset Purchase Agreement"), which provides for the execution and delivery of certain "Foreign Acquisition Agreements" of which this Agreement is one; and


     Under the terms of the Asset Purchase Agreement, Buyer has requested that all of the capital stock of Howard Leight de Mexico S.A. de C.V. be sold to Buyer, all upon the terms hereinafter set forth; and


     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


     1. Sale of Shares at Net Worth Value. The Seller and Selling Stockholder hereby sell and transfer ownership of that number of a total of 600 shares of Series Common, 10,000 shares of Variable Series A and 265,000 shares of Variable Series B capital stock, par value of 10 Mexican cents each (the "Purchased Shares") of Howard Leight de Mexico S.A. de C.V. (the "Mexican Subsidiary") set forth opposite their respective signatures set forth below, to Buyer, who in turn accepts them and agrees to pay therefor the sum of US $195,421.60 (the US Dollar equivalent of 1,676,000 Ps based on the exchange rate published by The Wall Street Journal (.1166) at the close of business on February 24, 1998) (such amount being the Stockholders Equity of the Mexican Subsidiary as of December 31, 1997); except that one share of said Series Common stock shall be sold and transferred to Bacou USA, Inc., a Delaware corporation ("Bacou USA"), in order that there be two stockholders of the Mexican Subsidiary.

     2. Delivery of Share Certificates. The parties acknowledge the delivery to the Buyer of the certificates representing the Purchased Shares duly endorsed on the back as required under law. Seller covenants and agrees to deliver to Buyer, at the time of execution hereof, all original documents pertaining to the Company (deeds, corporate books, registrations, certificates, authorizations and other documents) that it may have in its possession.

     3. Notice from Seller to Mexican Subsidiary. By virtue of the sale which takes place through this contract, Seller and Selling Stockholder promise to notify counsel for the Mexican Subsidiary of the transfer of the Purchased Shares to the Buyer and Bacou USA so that the same are recorded in the Shareholders Registry Book of the Mexican Subsidiary.

     4. Express Transfer of Corporate and Economic Rights from Seller to Buyer. As of the date of this Agreement, each of Seller and the Selling Stockholder transfers to Buyer and Bacou USA each and every right to which Seller and the Selling Stockholder may be entitled to, as the former owners of the Purchased Shares, so that the rights are now held by the Buyer and Bacou USA, and hereby waives any right of refusal or similar right they may have to acquire any of the Purchased Shares. Buyer and Bacou USA acknowledge the rights and obligations acquired by virtue of its acceptance of the Purchased Shares as set forth above, and are willing to act as substitute shareholders of the Mexican Subsidiary.

     5. Tax Withholding. The parties agree that in accordance with Article 151 of the Federal Income Tax Law, Buyer will carry out any and all withholding procedures required under law to the extent of twenty percent (20%) of the stated Mexican Peso value of the foregoing transaction (335,200 Ps).

     6. Representations and Warranties. Seller hereby represents and warrants the following to Buyer:

          (a) That each of the representations and warranties of the Company set forth in Article III of the Asset Purchase Agreement (i) is hereby made with respect to the Mexican Subsidiary and its assets, liabilities and business, and is hereby ratified, confirmed and restated by the Seller with respect to the assets, liabilities and business of the Mexican Subsidiary unless the context shall require otherwise, and (ii) is true and correct in all material respects as of the date hereof. The Seller further ratifies, confirms and restates its indemnification obligations pursuant to Section 13.1(a) of the Asset Purchase Agreement.

          (b) The Seller and the Selling Stockholder are the lawful owners of all of the issued and outstanding shares of the Mexican Subsidiary, free and clear of all liens, encumbrances, restrictions and claims of every kind. Each of the Seller and the Selling Stockholder has full legal right, power and authority to enter into this Agreement and to sell, transfer and convey to Buyer and Bacou USA the Purchased Shares pursuant to this Agreement. The delivery to the Buyer and Bacou USA of the Purchased Shares pursuant to the provisions of this Agreement will transfer to the Buyer and Bacou USA valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

     7. Obligations of Buyer and Seller. Each of the Buyer and Seller hereby acknowledges and agrees that it shall have the rights and obligations with respect to the Mexican Subsidiary that it has received or assumed under the Asset Purchase Agreement.

     8. Management of the Company. In accordance with the By-laws and the Corporate Book of the Mexican Subsidiary, the management of such company is the responsibility of a Board of Directors. On the date hereof, Seller will cause Messrs. Howard S. Leight, John J. Dean and William Bugarini to submit their irrevocable resignation to their positions of President, Secretary and Treasurer, respectively, of the Board of Directors of the Mexican Subsidiary, which documents are attached hereto as Exhibits A1 through A3.

     9. Rights of Assignment. None of the parties may assign this Agreement or its rights hereunder. Nothing contained in this Agreement shall constitute Buyer on the one hand, or Seller and/or Selling Stockholder on the other hand, as the partner, agent or representative of each other.


     10. Notices. Any notices to be given by any party hereto shall be given in accordance with the provisions of Section 15.3 of the Asset Purchase Agreement.

     11. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of California, United States, without giving effect to the conflict of laws rules thereof.

     IN WITNESS WHEREOF, each party has caused this instrument to be executed in its name and behalf by its duly authorized officer, effective as of the date first written above.


                                               SELLER:

     Ownership of Purchased Shares             HOWARD S. LEIGHT &
Common Series   Series A     Series B          ASSOCIATES, INC.

       450          9,983       196,267


                                               By:  /s/ John Dean
                                               ---------------------------------
                                               Title: Chief Executive Officer


                                               SELLING STOCKHOLDER:
       150             17        68,733
       ---          -----       -------

                                               /s/ Howard S. Leight
                                               --------------------------------
                                                   Howard S. Leight

Total: 450         10,000       265,000
       ===         ======       =======
                                               BUYER:

                                               BACOU USA SAFETY, INC.


                                               By:  /s/ Walter Stepan
                                               ---------------------------------
                                                        Walter Stepan
                                                        Chairman, President and
                                                        Chief Executive Officer


                                               By:  /s/ Philip B. Barr, Jr.
                                               ---------------------------------
                                                        Philip B. Barr, Jr.
                                                        Vice Chairman, Secretary
                                                        and Treasurer


                                               BACOU USA, INC.


                                               By:  /s/ Walter Stepan
                                               ---------------------------------
                                                        Walter Stepan
                                                        Chairman, President and
                                                        Chief Executive Officer


                                               By:  /s/ Philip B. Barr, Jr.
                                               ---------------------------------
                                                        Philip B. Barr, Jr.
                                                        Executive Vice President
                                                        and Chief Financial
                                                        Officer